UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):           July 3, 2003


                           SELECT COMFORT CORPORATION
             (Exact name of registrant as specified in its charter)


        Minnesota                     0-25121               41-1597886
(State of Incorporation)        (Commission File          (IRS Employer
                                         Number)           Identification No.)


        6105 Trenton Lane North
        Minneapolis, Minnesota                          55442
    (Address of principal                             (Zip Code)
            executive offices)


Registrant's telephone number, including area code: (763) 551-7000





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ITEM 9. REGULATION FD DISCLOSURE.  The  information  contained in this report is being provided under Items 9 and 12 of Form 8-K.


     On July 3, 2003, the registrant issued a press release, as follows:

FOR IMMEDIATE RELEASE                   Contact:  Mark Kimball (763) 551-7070
July 3, 2003                                      Select Comfort Corporation
                                                  Mark.Kimball@selectcomfort.com

            SELECT COMFORT ANNOUNCES SECOND QUARTER SALES INCREASE OF
              32 PERCENT, UPDATES SECOND QUARTER EARNINGS GUIDANCE

MINNEAPOLIS, MINN. (July 3, 2003) - Select Comfort Corporation (NASDAQ: SCSS), the nation's leading bed retailer and creator of the SLEEP NUMBER(R) bed , announced today that net sales for the second quarter ended June 28, 2003 were $102.0 million, a 32 percent increase from $77.3 million for the second quarter of 2002. Same-store sales for the second quarter of fiscal 2003 increased 34 percent on top of a same-store sale increase of 21 percent in the second quarter of 2002.

     "We continued to build momentum for our brand, product and stores in the second quarter, and remain confident in Select Comfort's sustainable growth potential," said Bill McLaughlin, president and chief executive officer. "In this challenging economy, we are fortunate to be in the position of investing in growth with new advertising, store openings, store remodels and new product development."

     The Company now estimates its second quarter earnings per share will exceed the current consensus estimate of $0.08 per fully diluted share. It is revising earnings guidance upward to $0.11 to $0.12 per fully diluted share for the second quarter of 2003. This compares to pro forma, diluted net income per share in the second quarter of 2002 of $0.05. The Company will provide third quarter, fourth quarter and full-year guidance when it reports second quarter results on July 15, 2003.

     The company's earnings under Generally Accepted Accounting Principles
(GAAP) for second quarter 2003 are being compared to 2002 earnings on a pro forma, after-tax basis to improve comparability between the periods. GAAP did not allow the company to reduce its earnings for income tax expense in 2002, while 2003 results reflect a reduction in earnings for income taxes. In the second quarter of 2002, pro forma, diluted net income per share was $0.05 and reported earnings per share under GAAP were $0.08. A full reconciliation of the company's


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pro forma, after-tax earnings for 2002 to treatment under GAAP can be found at the end of this release.

     Select Comfort will hold a conference call to discuss its second quarter results on July 15, 2003, at 10:00 a.m. Central Time. A simultaneous webcast of the call will be available in the Investor Relations section of www.selectcomfort.com. A digital replay of the conference call will be accessible beginning at approximately 1:00 p.m. Central Time on July 15, 2003, through 5:00 p.m. Central Time on July 29, 2003. To access the replay, please call 800-642-1687 from anywhere in the U. S. International callers may dial 706-645-9291. The passcode for the replay is 1596403. An archived replay of the conference call may also be accessed after approximately 12:30 p.m. Central Time on July 15, 2003 at www.selectcomfort.com.

     Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer (1), holding 26 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number(R) bed, as well as foundations and sleep accessories. Select Comfort's products are sold through its 332 retail stores located nationwide, including 13 leased departments in Bed Bath & Beyond stores; through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.

                                      ###

     Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as general and industry economic trends, uncertainties arising from war and other global events, consumer confidence, effectiveness of our advertising and promotional efforts, consumer acceptance of our products and sleep technology, industry competition, warranty expenses, our dependence on significant suppliers, and the vulnerability of any suppliers to recessionary pressures, labor negotiations, liquidity concerns or other factors as well as the risk factors listed from time to time in the company's filings with the SEC, including the company's Annual Report on Form 10-K and other periodic reports filed with the SEC.

     The company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

(1)  Top 25 Bedding Retailers, Furniture Today, May 26, 2003



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Reconciliation of the company's estimates of pro forma, diluted net income per share and earnings per share under Generally Accepted Accounting Principles
(GAAP) for the second quarter of 2002:

                                          Three months ended
                                            June 29, 2002
                                          ------------------
Earnings per share under GAAP                   $0.08

Pro forma income taxes at 38 percent             0.03
                                                ------
Pro forma diluted net income per share          $0.05





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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  SELECT COMFORT CORPORATION
                                  (Registrant)


Dated:  July 3, 2003              By:    /s/ Mark A. Kimball
                                     -----------------------------------
                                  Title: Senior Vice President
                                        --------------------------------





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